As filed with the Securities and Exchange Commission on September 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

SYNOPSYS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	56-1546236
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

700 East Middlefield Road
Mountain View, California 94043
(Address of principal executive offices)(Zip code)

Synopsys, Inc. Employee Stock Purchase Plan
Synopsys, Inc. International Employee Stock Purchase Plan
(Full title of the plans)

Aart J. de Geus
Chief Executive Officer

Synopsys, Inc.
700 East Middlefield Road
Mountain View, California 94043
(Name and address of agent for service)

(650) 584-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $0.01 par value, to be issued under the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan:	1,800,000 shares	$68.18	$122,724,000	$9,928.37

    (1)        Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “1933 Act”), the prospectus relating hereto also relates to shares registered under Form S-8 Registration Statement Nos. 333-77597, 333-50947, 333-38810 and 333-63216. This Registration Statement shall also cover any additional shares of Registrant’s Common Stock which become issuable in respect of the shares registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

    (2)        Calculated solely for purposes of this offering under Rule 457(h) of the 1933 Act on the basis of the average of the high and low selling price per share of the Registrant’s Common Stock on September 2, 2003, as reported on the Nasdaq National Market.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

        Synopsys, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 filed with the Commission on January 29, 2003 (as amended on Forms 10-K/A filed with the Commission on January 31, 2003, February 28, 2003, March 18, 2003 and July 9, 2003), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)

The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 filed with the Commission on March 18, 2003 (as amended on Form 10-Q/A filed with the Commission on July 9, 2003) pursuant to Section 13 of the 1934 Act;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2003 filed with the Commission on June 16, 2003 pursuant to Section 13 of the 1934 Act;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on November 19, 2002. March 5, 2003, May 21, 2003 and August 20, 2003;

(e)

The Registrant’s Registration Statement on Form 8-A, filed with Commission on January 24, 1992 pursuant to Section 12(g) of the 1934 Act, in which the terms, rights and provisions applicable to the Registrant’s Common Stock are described; and

(f)

The Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 31, 1997 pursuant to Section 12(g) of the 1934 Act, and as amended on Forms 8-A/A on December 13, 1999 and April 10, 2000, in which the terms, rights and provisions applicable to the Registrant’s Preferred Share Purchase Rights are described.

        All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article X of the Registrant’s Restated Certificate of Incorporation provides for the indemnification of the Registrant’s directors to the fullest extent permissible under Delaware Law.

        Article VII of the Registrant’s Restated Bylaws provides that the Registrant shall indemnify its officers and directors to the fullest extent permissible under Delaware Law, which provisions are deemed to be a contract between the Registrant and each director and officer who serves in such capacity while such bylaw is in effect. Article VII also authorizes the Registrant’s board of directors to indemnify third parties on behalf of the Registrant.

        The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant has also obtained liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1*	Instruments Defining the Rights of Stockholders
5.1	Opinion of counsel
10.1	Employee Stock Purchase Plan
10.2	International Employee Stock Purchase Plan
23.1	Consent of KPMG LLP
23.2	Consent of counsel is contained in Exhibit 5.1
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement

_________________

*        Reference is made to the Registrant’s Registration Statements on Form 8-A, including the exhibits thereto, incorporated herein by reference pursuant to Items 3(e) and 3(f) of this Registration Statement.

Item 9. Undertakings

        A.       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.       Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on this 4th day of September, 2003.

SYNOPSYS, INC.
By: /s/ Aart J. de Geus Aart J. de Geus Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aart J. de Geus and Steven K. Shevick, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature

/s/ Aart J. de Geus
Aart J. de Geus

/s/ Chi-Foon Chan
Chi-Foon Chan

/s/ Steven K. Shevick
Steven K. Shevick

/s/ Richard Rowley
Richard Rowley

/s/ Andy D. Bryant
Andy D. Bryant

/s/ Deborah A. Coleman
Deborah A. Coleman

/s/ Bruce R. Chize
Bruce R. Chizen

/s/ A. Richard Newton
A. Richard Newton

/s/ Sasson Somekh
Sasson Somekh

/s/ Roy Vallee
Roy Vallee

/s/ Steven C. Walske
Steven C. Walske

Title

Chief Executive Officer (Principal
Executive Officer) and Chairman of the
Board of Directors

President, Chief Operating Officer and
Director

Chief Financial Officer (Principal
Financial Officer)

Corporate Controller (Principal Accounting
Officer)

Director

Director

Director

Director

Director

Director

Director

Date

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

September 4, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1*	Instruments Defining the Rights of Stockholders
5.1	Opinion of counsel
10.1	Employee Stock Purchase Plan
10.2	International Employee Stock Purchase Plan
23.1	Consent of KPMG LLP
23.2	Consent of counsel is contained in Exhibit 5.1
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement

_________________

*        Reference is made to the Registrant’s Registration Statements on Form 8-A, including the exhibits thereto, incorporated herein by reference pursuant to Items 3(e) and 3(f) of this Registration Statement.